File No. 333-49055

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 15, 1999
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amended FORM S-3
                             Registration Statement
                                      under
                           The Securities Act of 1933

                            PENN-AMERICA GROUP, INC.
             (Exact name of registrant as specified in its charter)

               Pennsylvania                                  23-2180139
State or other jurisdiction of incorporation or      I.R.S. Employer I.D. No.
              organization

                                420 S. York Road
                           Hatboro, Pennsylvania 19040
                                 (215) 443-3656
             (Address & phone number of principal executive offices)


                                 Jon S. Saltzman
                                    President
                            Penn-America Group, Inc.
                                420 S. York Road
                          Hatboro, Pennsylvania, 19040
                     (Name and address of agent for service)

                                 (215) 443-3600
    ------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                    Copy to:
                           Michael B. Pollack, Esquire
                            Reed Smith Shaw & McClay
                             2500 One Liberty Place
                             Philadelphia, PA 19103
                                 (215) 851-8100

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement thereafter becomes effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------

                                    Proposed        Proposed
  Title of Each                       Maximum         Maximum
    Class of            Amount        Offering       Aggregate       Amount of
   Securities           To be         Price per      Offering      Registration
 to be Registered    Registered     Security (1)     Price             Fee
----------------   -----------     ------------   -----------     -------------

Common Stock,       20,000 Shares       $ 9.50     $ 190,000           $ 52.82
$.01 par value                                                     -------------

                                                           Total       $ 52.82

                                                                   =============

------------------------------------------------------------------------------


(1) Estimate solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Securities priced as of the closing price, as reported on New York Stock Exchange, under the "PNG" symbol as of April 14, 1999.

------------------------------------------------------------------------------

                                  20,000 Shares

                            PENN-AMERICA GROUP, INC.

                                  Common Stock

         All of the Shares of Common Stock offered hereby relate to shares being provided by Penn-America Group, Inc. as part of an Agency Performance Award and Profit Sharing Plan (the "Plan") offered to certain qualifying independent agents of Penn-America Insurance Company, its wholly-owned subsidiary. The Company wishes to provide an incentive to its independent agents to reward them in a manner in which, by conducting business with Penn-America Insurance Company in a favorable manner, good underwriting results and loss ratios, they will be rewarded with the Company's stock and cash as provided by the "Plan" as described herein. Except where the context otherwise indicates, the term "Company" includes Penn-America Group, Inc. ("Penn-America Group" or "PAGI") and its wholly-owned subsidiary Penn-America Insurance Company ("Penn-America") and its wholly-owned subsidiary Penn-Star Insurance Company.

         The Common Stock of Penn-America Group, Inc. is quoted on the New York Stock Exchange ("NYSE") under the symbol "PNG". On April 14, 1999 as reported by NYSE, the closing price for the Common Stock was $ 9.50 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to or from any person to whom it is unlawful to make or solicit such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has or has not been any change in the information contained herein since the date hereof.

             The date of this Amended Prospectus is April 15, 1999.